EXHIBIT 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AWARENESS LETTER

Securities and Exchange Commission

Washington, D.C. 20549

We are aware that our report dated July 13, 2012 on our review of the interim consolidated financial statements of Dynacq Healthcare, Inc. as of and for the three and nine month periods ended May 31, 2012 and 2011 and included in this Form 10-Q for the quarter ended May 31, 2012 is incorporated by reference in the Company’s Registration Statements No. 333-72756 and 333-176740. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ KWCO, P.C.
KWCO, P.C.
Houston, Texas
July 13, 2012